EXHIBIT 10.6

Date 24 July 2009

TI AFRICA LIMITED

TI ASIA LIMITED

as joint and several Obligors

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Banks

- and -

NORDEA BANK FINLAND PLC

as Issuing Bank

- and -

NORDEA BANK NORGE ASA

as Agent

- and -

ING BANK N.V.

as Security Trustee

GUARANTEE FACILITY AGREEMENT

relating to

a US$50,000,000 guarantee facility

Watson Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	POSITION OF THE ISSUING BANK, THE BANKS AND THE MAJORITY BANKS	9

3	GUARANTEE FACILITY	10

4	REDUCTION OF GUARANTEE	10

5	SETTLEMENT OF GUARANTEE	11

6	INDEMNITY OF THE OBLIGORS	11

7	INDEMNITIES OF THE BANKS	14

8	DEFAULT INTEREST	15

9	CONDITIONS PRECEDENT	16

10	REPRESENTATIONS AND WARRANTIES	17

11	GENERAL UNDERTAKINGS	18

12	CORPORATE UNDERTAKINGS	20

13	PAYMENTS AND CALCULATIONS	20

14	APPLICATION OF RECEIPTS	22

15	LOCATION OF ACCOUNT	22

16	EVENTS OF DEFAULT	23

17	FEES AND EXPENSES	27

18	INDEMNITIES	28

19	NO SET-OFF OR TAX DEDUCTION	29

20	ILLEGALITY, ETC.	30

21	INCREASED COSTS	31

22	SET-OFF	32

23	TRANSFERS AND CHANGES IN BOOKING OFFICES	33

24	VARIATIONS AND WAIVERS	34

25	NOTICES	35

26	JOINT AND SEVERAL LIABILITY	37

27	SUPPLEMENTAL	38

28	LAW AND JURISDICTION	38

SCHEDULE 1 BANKS AND COMMITMENTS		40

SCHEDULE 2 GUARANTEE ISSUE REQUEST		41

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		42

SCHEDULE 4 FORM OF GUARANTEE		44

EXECUTION PAGES		46

THIS AGREEMENT is made on 24 July 2009

BETWEEN

(1)	TI AFRICA LIMITED and TI ASIA LIMITED, each a company incorporated in Hong Kong whose registered office is at Room 3206, 32nd Floor, Lippo Centre, Tower Two, No 89 Queensway, Hong Kong as joint and several obligors (the “Obligors” and each an “Obligor”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Banks;

(3)	NORDEA BANK FINLAND PLC, as Issuing Bank;

(4)	NORDEA BANK NORGE ASA, as Agent; and

(5)	ING BANK N.V., as Security Trustee.

BACKGROUND

The Banks have agreed to make available to the Obligors a guarantee facility of up to US$50,000,000 in order to issue 2 guarantees of up to US$25,000,000 each as required by a contract entered into between each Obligor and the Beneficiary for the use by the Beneficiary, in the Al Shaheen Oil Field offshore of Qatar, of the FSO owned by the relevant Obligor after it is converted into a floating storage and off loading facility.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties;

“Agent” means Nordea Bank Norge ASA, acting in such capacity through its office at Middelthunsgate 17, N-0107 Oslo, Norway, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved by the Agent (acting on the instructions of the Issuing Bank and all the Banks) or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of a Finance Document;

“Availability Period” means, in relation to a Guarantee, the period commencing on the date of this Agreement and ending on:

(a)	in respect of the Guarantee in relation to “TI ASIA”, the day falling 2 months after the Provisional Delivery Date for that FSO and, in respect of the Guarantee in relation to the “TI AFRICA”, the day falling 4 months after the Provisional Delivery Date for that FSO (or, in either case, such later date as the Agent may, with the authorisation of the Majority Banks, agree with the Obligors); or

(b)	if earlier, the date on which the Total Commitments are fully cancelled or terminated;

“Available Commitment” means, in relation to a Bank at any time, an amount equal to:

(a)	its Commitment less its Outstandings at that time; or

(b)	zero, if its Outstandings at that time exceed its Commitment,

(and “Total Available Commitments” means the aggregate of the Available Commitments of all the Banks);

“Bank” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 23.6 or its successor or assign;

“Beneficiary” means Maersk Oil Qatar AS, as the person in whose favour the Guarantees have been issued under this Agreement;

“Business Day” means a day on which banks are open in London, Oslo, Brussels and Helsinki and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Commitment” means, in relation to a Bank, the amount set forth opposite its name in Schedule 1, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Banks);

“Contractual Currency” has the meaning given in Clause 18.4;

“Co-ordination Deed” means the co-ordination deed dated the same date as this Agreement made between (i) the Obligors, (ii) ING Bank N.V. in its capacity as agent for the Creditor Parties (as defined in the Loan Agreement), (iii) the Agent as agent for the Creditor Parties and (iv) the Security Trustee in its capacity as security trustee under the Loan Agreement and this Agreement;

“Corporate Guarantees” means, in relation to a Corporate Guarantor, the guarantee to be executed by each Corporate Guarantor in favour of the Issuing Bank in the Agreed Form and in the singular means each such Corporate Guarantee;

“Corporate Guarantors” means together, Euronav and OSG and in the singular means each such company;

“Creditor Party” means the Issuing Bank, the Agent, the Security Trustee or any Bank, whether as at the date of this Agreement or at any later time;

“Current Percentage” means, in relation to a Bank and in respect of the Guarantees, the proportion, expressed as a percentage, which the Bank’s Available Commitment bore to the Total Available Commitments as at the Guarantee Issue Date of the Guarantees;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Euronav” means Euronav NV, a company incorporated in Belgium whose registered office is at De Gerlachekaai 20, B-2000 Antwerp 1, Belgium;

“Event of Default” means any of the events or circumstances described in Clause 16.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantees;

(d)	the Loan/Guarantee Finance Documents;

(e)	the Co-ordination Deed; and

(f)	any other document (whether creating a Security Interest or not) which is executed at any time by the Obligors or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Creditor Parties under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“FSO” means each of:

(a)	the double hulled tanker type vessel of 442,000 dead weight tons named “TI AFRICA” (tbr “FSO AFRICA”) currently registered in the name of Africa Conversion Corporation under Marshall Islands flag to be registered in the name of TI Africa Limited after its conversion to a floating storage and off loading facility; and

(b)	the double hulled tanker type vessel of 442,000 dead weight tons named “TI ASIA” (tbr “FSO ASIA”) currently registered in the name of Asia Conversion Corporation under Marshall Islands flag to be registered in the name of TI Asia Limited after its conversion to a floating storage and off loading facility;

“GAAP” means generally accepted accounting principles in the United States of America;

“Guarantee” means, in relation to each FSO, the guarantee to be issued by the Issuing Bank in favour of the Beneficiary in the form set out in Schedule 4 subject only to such amendments as the Agent and the Issuing Bank may agree in their absolute discretion;

“Guarantee Issue Date” means, in relation to each Guarantee, the date requested by the Obligors for the Guarantee to be issued or (as the context requires) the date on which the Guarantee is actually issued;

“Guarantee Issue Request” means, in relation to each Guarantee, a notice in the form of Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Guaranteed Obligations” means, the actual and contingent, certain and future obligations and liabilities owed by the Obligors to the Beneficiary and secured by the Guarantees;

“IFRS” means International Financial Reporting Standards in effect from time to time;

“Issuing Bank” means Nordea Bank Finland plc, whose registered office is at Aleksanterinkatu 36, (FIN-00020 NORDEA), 00100 Helsinki, Finland;

“LIBOR” means, in relation to any period for which a rate of interest is to be determined under any provisions of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market; as of 11.00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Loan Agreement” means the loan agreement dated 3 October 2008 and made between (i) the Obligors, Africa Conversion Corporation and Asia Conversion Corporation as borrowers (the “Borrowers”), (ii) the banks and financial institutions listed in Schedule 1A thereto as lenders (the “Lenders”) (iii) the Lead Arrangers (as defined therein), (iv) the Co-Arrangers (as defined therein) (v) the banks and financial institutions listed in Schedule 1B thereto as Swap Banks; (vi) ING Bank N.V. as agent and security trustee by which it was agreed that the Lenders would make available to the Borrowers a term loan facility or up to US$500,000,000;

“Loan/Guarantee Finance Documents” means:

(a)	the Mortgage in relation to each FSO from the Transfer Date (as defined in the Loan Agreement);

(b)	the General Assignment in relation to each FSO;

(c)	the Post Conversion Service Contract Assignment in relation to each FSO;

(d)	the Share Charges;

(e)	the Pledge of Bank Accounts; and

(f)	the Master Agreement Assignments;

executed or to be executed in favour of the Security Trustee and as each such document is defined in the Loan Agreement;

“Majority Banks” means Banks the aggregate of whose Available Commitments and Outstandings at any relevant time exceed 66.66 per cent, of the aggregate of the Total Available Commitments and the Total Outstandings;

“Notifying Bank” has the meaning given in Clause 20.1 or 21.1 as the context requires;

“Obligors’ Account” means an account in the joint names of the Obligors with the Agent in Oslo designated “TI Africa Limited/TI Asia Limited – Obligors’ Account” with account number 6015 04 42322 or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Obligors’ Account for the purposes of this Agreement;

“OSG” means Overseas Shipholding Group, Inc. a corporation incorporated in Delaware whose registered office is at 100 West Tenth Street, City of Wilmington, County of New Castle, Delaware;

“Outstanding Guarantee Amount” means the maximum amount for which the Guarantees were issued less the aggregate amount of all reductions to them which have been made in accordance with the provisions of Clause 4.1;

“Outstandings” means, in relation to a Bank at any time, the aggregate of its Current Percentage of each Outstanding Guarantee Amount at that time (and “Total Outstandings” means the aggregate of the Outstandings of all the Banks);

“Payment Currency” has the meaning given in Clause 18.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Obligor is actively prosecuting or defending such proceedings or arbitration in good faith; and

(c)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any other document contemplated by or referred to in any Finance Document; and

(c)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any document falling within paragraph (b);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Banks and/or the satisfaction of any other condition, would constitute an Event of Default;

“Provisional Delivery Date” has the meaning ascribed thereto in the Loan Agreement;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks” means, subject to Clause 23.8, Nordea Bank Norge ASA and Nordea Bank Finland plc and the London branches of any two other first class international banks nominated by or acceptable to the Agent acting in its absolute discretion;

“Relevant Person” has the meaning given in Clause 16.9;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate or Reuters screen and, if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors and the Banks;

“Secured Liabilities” means all liabilities which the Obligors, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Corporate Guarantor and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Obligors, the Security Parties, the Issuing Bank and the Banks that:

(a)	all amounts which have become due for payment by the Obligors or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither Obligor nor any Security Party has any future or contingent liability under Clause 17, 18 or 19 or any other provision of this Agreement or another Finance Document;

(d)	the Issuing Bank, the Agent, the Security Trustee and the Majority Banks do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of an Obligor or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	the Guarantees have been returned to the Issuing Bank by the Beneficiary endorsed as cancelled;

“Security Trustee” means ING Bank N.V. or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Servicing Bank” means the Agent or the Security Trustee;

“Settlement Amount” means, in relation to each Guarantee, the amount payable by the Issuing Bank to the Beneficiary in respect of the Guarantee;

“Settlement Date” means, in relation to each Guarantee, the date on which payment of the Settlement Amount is due to the Beneficiary in respect of the Guarantee;

“Termination Date” means the earlier of (i) the date falling 8 years after the Guarantee Issue Date for the second Guarantee and (ii) 31 March 2018; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed.

1.2	Construction of certain terms. In this Agreement:

“administrative notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4; and

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before or after the date of this Agreement;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before or after the date of this Agreement;

(c)	words denoting the singular number include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the context requires otherwise.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	POSITION OF THE ISSUING BANK, THE BANKS AND THE MAJORITY BANKS

2.1	Interests of Creditor Parties several. The rights of the Issuing Bank and the Banks under this Agreement are several.

2.2	Individual Creditor Parties’ right of action. The Issuing Bank and each Bank shall be entitled to sue for any amount which has become due and payable by the Obligors to it under this Agreement without joining any other Creditor Party as an additional party in the proceedings.

2.3	Proceedings by individual Bank requiring Majority Bank consent. Except as provided in Clause 2.2, neither the Issuing Bank nor any Bank may commence proceedings against either Obligor or any Security Party in connection with a Finance Document without the prior consent of the Majority Banks.

2.4	Obligation of Creditor Parties several. The obligations of the Issuing Bank and the Banks under this Agreement are several; and a failure of the Issuing Bank or a Bank to perform its obligations under this Agreement shall neither result in:

(a)	the obligations of the other Creditor Parties being increased; nor

(b)	either Obligor, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document.

In no circumstances shall a Creditor Party have any responsibility for a failure of another Creditor Party to perform its obligations under this Agreement.

3	GUARANTEE FACILITY

3.1	Availability of guarantee facility. Subject to the other provisions of this Agreement, the Banks shall make a guarantee facility not exceeding $50,000,000 available to the Obligors.

3.2	Request for issue of Guarantees. Subject to the following conditions, the Obligors may make a request for a Guarantee to be issued by the Issuing Bank by ensuring that the Agent receives a completed Guarantee Issue Request not later than 11 a.m. (Oslo time) 3 Business Days prior to the intended Guarantee Issue Date (or such shorter period as the Issuing Bank may agree).

3.3	Availability. The conditions referred to in Clause 3.2 are that:

(a)	the Guarantee Issue Date has to be a Business Day during the Availability Period;

(b)	the maximum amount of a Guarantee shall not exceed $25,000,000;

(c)	a maximum of 2 Guarantees shall be issued;

(d)	the maximum aggregate amount of the Guarantees shall not exceed the Total Commitments and the amount of a Guarantee to be issued shall not exceed the Total Available Commitments;

(e)	the Agent must receive, together with the Guarantee Issue Request, a final draft of the form of the relevant Guarantee which the Issuing Bank is being requested to issue on the intended Guarantee Issue Date; and

(f)	the form of the Guarantee has to be in substantially the form of Schedule 4 subject to such amendments as may be approved in writing by the Issuing Bank at least 2 Business Days prior to the intended Guarantee Issue Date.

3.4	Notification to Issuing Bank. Upon receipt of the Guarantee Issue Request, the Agent shall notify the Issuing Bank thereof and of the date on which the Guarantee is to be issued.

3.5	Cancellation of guarantee facility. The Obligors may cancel the Total Available Commitments subject to the condition that the Agent has received from the Obligors at least 5 Business Days prior written notice specifying the amount to be cancelled and the date on which the cancellation is to take effect. The Total Commitments shall be reduced permanently by the amount of the Total Available Commitments so cancelled.

4	REDUCTION OF GUARANTEE

4.1	Reduction of Outstanding Guarantee Amount. The Outstanding Guarantee Amount of a Guarantee shall not be treated as reduced unless and until:

(a)	the Issuing Bank, or the Agent on its behalf, has received a written confirmation from the Beneficiary of the amount of such reduction; or

(b)	the Issuing Bank has notified the Agent in writing that (notwithstanding the absence of a written confirmation from the Beneficiary) it is satisfied that its liability under a Guarantee has been irrevocably reduced or discharged; or

(c)	the amount of a Guarantee irrevocably and unconditionally reduces in accordance with its terms; or

(d)	the expiry date of a Guarantee elapses and the Issuing Bank has notified the Obligors in writing, through the Agent, that it is satisfied that no claim or demand has been made, or may thereafter be made, under the Guarantee concerned.

5	SETTLEMENT OF GUARANTEE

5.1	Notification of Settlement Amount. The Issuing Bank shall, immediately after receiving a demand from, or after being notified by, the Beneficiary that it is required to make payment under a Guarantee, notify the Agent that such payment is due and of the Settlement Amount and the Settlement Date, and the Agent shall promptly notify the Obligors in writing.

5.2	Obligors’ settlement. The Obligors shall:

(a)	immediately after notification from the Agent under Clause 5.1, confirm to the Agent that it will reimburse the Settlement Amount; and

(b)	pay to the Agent, for the account of the Issuing Bank, the Settlement Amount in Dollars on the Settlement Date.

5.3	Obligors’ failure to reimburse. If the Obligors fail to reimburse the Settlement Amount to the Agent, for the account of the Issuing Bank, on the Settlement Date pursuant to Clause 5.2, it shall pay to the Agent, for the account of the Issuing Bank, interest on the Settlement Amount from the Settlement Date to the date the Issuing Bank is reimbursed by the Obligors at the rate described in Clause 8 with such interest to be compounded in accordance with Clause 8.6 and payable on demand.

6	INDEMNITY OF THE OBLIGORS

6.1	Obligors’ undertaking to indemnify. Each Obligor agrees that it shall:

(a)	pay to the Agent, for the account of the Issuing Bank, upon demand by the Agent an amount equal to each amount:

(i)	demanded from or paid by the Issuing Bank under a Guarantee; and

(ii)	paid by the Issuing Bank to the Beneficiary under Clause 6.9,

and which is not otherwise fully reimbursed, paid or repaid by the Obligors under this Agreement;

(b)	pay to the Agent, for the account of the Banks, upon demand by the Agent an amount equal to each amount paid by the Banks to the Issuing Bank, or the Agent on its behalf, pursuant to Clause 7.1; and

(c)

indemnify, as a principal and independent debtor, the Issuing Bank and each of the Banks severally on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Issuing Bank or any Bank may incur, suffer or sustain in connection with or arising out of or in relation to any Guaranteed Obligations and/or the payment under or other performance of the Guarantees or Clause 7 unless such damage or loss results from the Issuing Bank’s gross negligence or wilful misconduct.

6.2	Payment to Banks. The Obligors shall pay to the Agent, for the account of the Bank concerned, upon demand by the Agent an amount equal to each amount paid by a Bank to the Issuing Bank, or the Agent on its behalf, pursuant to Clause 7 notwithstanding that any Guarantee and/or any Guaranteed Obligations and/or the indemnities contained in Clause 7 is or are void or invalid or not binding on or enforceable against the Obligors or the Issuing Bank or the Beneficiary (as the case may be) for any reason whatsoever including (without limitation) the effect of any enactment, any legal limitation, illegality, disability, lack of corporate capacity or lack of powers of any party thereto or of any of its directors or officers.

6.3	Guarantee payments. Each Obligor:

(a)	irrevocably authorises the Issuing Bank to make any payment demanded from it pursuant to a Guarantee if that demand is made in accordance with its terms;

(b)	accepts that any demand for payment made by the Beneficiary pursuant to a Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Issuing Bank was liable to make payment under a Guarantee and any payment which the Issuing Bank makes pursuant to any such demand shall be accepted by the Obligors as binding upon the Obligors; and

(c)	acknowledges and agrees that the Issuing Bank shall not in any circumstances whatsoever be liable to the Obligors in respect of any loss or damage suffered by the Obligors by reason of the Issuing Bank making a payment to the Beneficiary in connection with any payment demanded under a Guarantee, unless such loss or damage results from the Issuing Bank’s gross negligence or wilful misconduct.

6.4	Continuing indemnities. The liabilities and obligations of the Obligors under the indemnities set out in Clauses 6.1 and under Clause 6.2 shall remain in force as a continuing security until:

(a)	the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Issuing Bank and each of the Banks under this Clause 6.4; and

(b)	subject to Clause 6.5, an absolute discharge or release of the Obligors signed by the Issuing Bank or the Bank concerned,

and accordingly the Obligors shall not have, as regards those indemnities, any of the rights or defences of a surety.

6.5	Discharges. Any such discharge or release referred to in Clause 6.4, and any composition or arrangement which the Obligors may effect with the Issuing Bank or any Bank shall be deemed to be made subject to the condition that it will be void if any payment or security which any Creditor Party may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

6.6	Waiver of rights and defences. Without limiting the generality of Clauses 6.4 and 6.5, the Obligors shall neither be discharged from any of their liabilities or obligations under Clause 6.1 or Clause 6.2 by, nor have any claim against any Creditor Party in respect of:

(a)	any misrepresentation or non-disclosure respecting the affairs or condition of the Issuing Bank or any Bank made to the Obligors by any person; or

(b)	the Beneficiary and/or any Creditor Party releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Obligors, the Beneficiary or any other person; or

(c)	the Beneficiary and/or any Creditor Party asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Obligors, the Beneficiary or any other person; or

(d)	the Beneficiary and/or any Creditor Party and/or the Obligors, with the consent of the Obligors (or with or without the consent of the Obligors in the case of any variation agreed between a Beneficiary and the Obligors or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any Guaranteed Obligations or any Guarantee; or

(e)	the Beneficiary and/or any Creditor Party and/or the Obligors:

(i)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Beneficiary or the Issuing Bank or any Bank or the Obligors or any other person in such manner as it or they think fit; or

(ii)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Obligors and/or the Beneficiary relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, the Obligors and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)	any assignment or transfer by the Beneficiary of, or any succession to, any of its rights relative to any Guaranteed Obligations or any Guarantee.

6.7	Provision of cash collateral security. Forthwith upon, or at any time following:

(a)	the occurrence of an Event of Default which is continuing; or

(b)	the service of a notice under paragraph (a)(ii) of Clause 16.2; or

(c)	the service of a notice under Clause 20.2 or Clause 21.5,

the Agent on behalf of the Issuing Bank and the Banks shall be entitled (but not obliged) to demand payment by the Obligors of, and the Obligors forthwith upon such demand shall pay to the Agent on behalf of the Issuing Bank and the Banks such amount as shall be, the aggregate of:

(i)	any Settlement Amount then due from the Obligors to the Issuing Bank pursuant to Clause 5.2 and not reimbursed; and

(ii)	the Total Outstandings (or, in the case of paragraph (c) above, the Outstandings of the Notifying Bank concerned).

6.8	Application of cash collateral security. Subject always to the overriding provisions of Clause 14, moneys received by the Agent for the account of the Issuing Bank and the Banks pursuant to Clause 6.7 shall be applied (as between the Obligors on the one hand and the Issuing Bank and the Banks on the other) in the following manner:

(a)	first, in or towards payment of any Settlement Amount then due from the Obligors to the Issuing Bank pursuant to Clause 5.2 and not reimbursed;

(b)	secondly, in payment to an account or accounts of the Agent for application from time to time by the Agent (and each Obligor hereby irrevocably authorises the Agent so to apply any such moneys) in or towards payment of, or reimbursement to the Issuing Bank for, any amount which the Issuing Bank shall or may at any time and from time to time thereafter pay or be or become liable to pay to the Beneficiary under or pursuant to or in connection with a Guarantee; and

(c)	thirdly, in or towards payment of all other sums which may be owing to the Issuing Bank and each Bank under or in connection with a Guarantee.

6.9	Payment on Termination Date. If a Guarantee has not expired or terminated prior to the Termination Date, the Obligors shall pay to the Obligors’ Account on the Termination Date an amount equal to the Outstanding Guarantee Amount on that date and the Obligors shall execute security over to the Obligors’ Account in favour of the Security Trustee in such form as the Agent may reasonably require unless the Creditor Parties, acting in their absolute discretion, agree to the extension on the Termination Date in which case such payment to the Obligors’ Account and security over the Obligors’ Account shall apply if the Guarantee concerned has not expired or terminated by the Termination Date as so extended.

7	INDEMNITIES OF THE BANKS

7.1	Banks’ undertakings to indemnify. Each Bank severally agrees that it shall:

(a)	indemnify, as a principal and independent debtor, the Issuing Bank on demand in an amount equal to its Current Percentage of any amount payable by the Obligors to or for the account of the Issuing Bank under Clause 6.1(a) or (c) but unpaid; and

(b)	pay to the Agent (for the account of the Issuing Bank) interest upon any amounts payable by it pursuant to this Clause 7.1 from the date of demand to the date of actual payment by it at a rate from time to time determined by the Issuing Bank by reference to the cost of funds of the Issuing Bank from such sources as the Issuing Bank may from time to time determine.

7.2	Continuing indemnities. The liabilities and obligations of each Bank under the indemnities set out in Clause 7.1 shall remain in force as a continuing security until the full, prompt and complete performance of all the terms of those indemnities including the proper and valid payment of all amounts that may become due to the Issuing Bank under this Agreement and accordingly no Bank shall have, as regards those indemnities, any of the rights or defences of a surety.

7.3	Discharges. Any discharge or release granted to any Bank in respect of the foregoing indemnities and any composition or arrangement which the Agent or the Security Trustee on behalf of the Banks may effect with the Issuing Bank, shall be deemed to be made subject to the condition that it will be void to the extent that any payment or security which the Issuing Bank may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

7.4	Waiver of rights and defences. Without limiting the generality of Clause 7.2, no Bank shall be discharged from any of its liabilities or obligations under Clause 7.1 by, nor shall any Bank have any claim against any other Creditor Party in respect of:

(a)	the Issuing Bank, with the prior written consent of all the Banks, releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with either Obligor or the Beneficiary or any other person; or

(b)	the Beneficiary and/or any Creditor Party and/or either Obligor, making, whether expressly or by conduct, any variation to any Guaranteed Obligations or any Guarantee; or

(c)	the Beneficiary and/or the Issuing Bank, with the prior written consent of all the Banks, and/or either Obligor and/or the Agent and/or the Security Trustee:

(i)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Beneficiary or the Issuing Bank or the Obligors or any other person in such manner as it or they may think fit; or

(ii)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of either Obligor and/or the Beneficiary relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, that Obligor and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(d)	any assignment or transfer by the Beneficiary of, or any succession to, any of its rights relative to any Guaranteed Obligations or any Guarantee.

7.5	Transfer of benefit of security on Bank’s failure to pay. If any Bank fails to make any payment to the Agent for the account of the Issuing Bank pursuant to Clause 7.1 on the due date then until such Bank’s failure has been remedied in full the Issuing Bank shall be entitled to:

(a)	the benefit of such Bank’s share of each Obligor’s indemnity under Clause 6 and the benefit of all security then existing or thereafter created to secure the obligations of that Obligor under this Agreement to which such Bank would have been entitled had it performed its obligations in full as aforesaid;

(b)	such Bank’s rights to commissions and fees in respect of a Guarantee in respect of which it has failed to perform its obligations; and

(c)	such Bank’s Outstandings for the purpose of determining the Majority Banks.

The rights conferred upon the Issuing Bank by this Clause 7.5 shall be in addition and without prejudice to its other rights against such Bank under this Clause 7.

8	DEFAULT INTEREST

8.1	Payment of default interest on overdue amounts. The Obligors shall pay interest in accordance with the following provisions of this Clause 8 on any amount payable by the Obligors under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is made; or

(c)	if such amount has become immediately due and payable under Clause 16.4, the date on which it became immediately due and payable.

8.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above the rate set out in Clause 8.3.

8.3	Calculation of default rate of interest. The rate referred to in Clause 8.2 is, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(a)	LIBOR; or

(b)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

8.4	Notification of interest periods and default rates. The Agent shall promptly notify the Issuing Bank, the Banks and the Obligors of each interest rate determined by the Agent under Clause 8.3 and of each period selected by the Agent for the purposes of that Clause; but this shall not imply that the Obligors are liable to pay such interest only with effect from the date of the Agent’s notification.

8.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall immediately be due and payable; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

8.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. The Issuing Bank’s obligation to issue any Guarantee is subject to the following conditions precedent:

(a)	that, on or before the service of the first Guarantee Issue Request, the Agent receives the documents described in Schedule 3, Part A in form and substance satisfactory to the Agent and its lawyers;

(b)	that on or before the Guarantee Issue Date for each FSO, the Agent received the documents described in Schedule 3, Part B in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before the service of the first Guarantee Issue Request, the Agent receives the arrangement fee referred to in Clause 17.1 and, on or before the service of each Guarantee Issue Request, the Agent has received payment of the expenses referred to in Clause 17.2;

(d)	that both at the date of each Guarantee Issue Request and at each Guarantee Issue Date:

(i)	no Event of Default has occurred and is continuing or Potential Event of Default has occurred or would result from the issue of the Guarantee concerned; and

(ii)	the representations and warranties in Clause 10 and those of the Obligors or any Security Party which are set out in the other Finance Documents are true and not misleading as at those dates with reference to the circumstances then existing; and

(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Banks, request by notice to the Obligors prior to the relevant Guarantee Issue Date.

9.2	Waiver of conditions precedent. If the Majority Banks, at their discretion, permit a Guarantee to be issued before certain of the conditions referred to in Clause 9.1 are satisfied, the Obligors shall ensure that those conditions are satisfied within 5 Business days after the Guarantee Issue Date (or such longer period as the Agent may, with the authorisation of the Majority Banks, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each Obligor represents and warrants to each Creditor Party as follows.

10.2	Status. It is duly incorporated and validly existing under the laws of Hong Kong.

10.3	Share capital and ownership. It has an authorised share capital of $10,000 divided into 10,000 shares of $1.00 each, 2 of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, as to 1 such share owned by Euronav Hong Kong Limited, a subsidiary of Euronav, and as to 1 such share owned by Africa Tanker Corporation, a subsidiary of OSG.

10.4	Corporate power. It has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which that Obligor is a party; and

(b)	to make all the payments contemplated by, and to comply with, those Finance Documents.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which it is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document the relevant Obligor will have the right to create all the Security Interests which that Finance Document purports to create.

10.8	No conflicts. The execution by that Obligor of each Finance Document, and its compliance with each Finance Document, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Obligor; or

(c)	any contractual or other obligation or restriction which is binding on that Obligor or any of its assets.

10.9	No withholding taxes. All payments which either Obligor is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of each Obligor or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.2; all audited and unaudited accounts which have been so provided have been prepared in accordance with all applicable laws and IFRS or GAAP (as the case may be) consistently applied and give a true and fair view of the state of affairs of the relevant company as at the date of those accounts; and there has been no material adverse change in the financial position or state of affairs of the Obligors from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving the Obligors has been commenced or taken or, to that Obligors’ knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Obligors’ financial position or profitability.

10.13	Compliance with certain undertakings. At the date of this Agreement, each Obligor is in compliance with Clauses 11.3 and 11.6.

10.14	Taxes paid. Each Obligor has paid all taxes applicable to, or imposed on or in relation to it, its business or the FSO owned by it.

11	GENERAL UNDERTAKINGS

11.1	General. Each Obligor undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Banks, otherwise permit.

11.2	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of each Obligor under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.3	Consents. Each Obligor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Obligor to perform its obligations under any Finance Document; and

(b)	for the validity or enforceability of any Finance Document, and that Obligor will comply with the terms of all such consents.

11.4	Maintenance of Security Interests. Each Obligor will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Banks, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.5	Notification of litigation. Each Obligor will provide the Agent with details of any legal or administrative action involving that Obligor or any Security Party as soon as such action is instituted or it becomes apparent to that Obligor that it is likely to be instituted, unless the legal or administrative action cannot be considered material in the context of any Finance Document.

11.6	Principal place of business. Each Obligor will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement.

11.7	Confirmation of no default. Each Obligor will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of that Obligor which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.7 from time to time but only if asked to do so by a Bank or Banks having Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.7 does not affect the Obligors’ obligations under Clause 11.8.

11.8	Notification of default. Each Obligor will notify the Agent as soon as it becomes aware of:

(a)	the occurrence of an Event of Default which is continuing or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default has occurred;

and will keep the Agent fully up-to-date with all developments.

11.9	Provision of further information. Each Obligor will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to that Obligor; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document;

which may be reasonably requested by the Agent, the Security Trustee or any Bank at any time.

11.10	Provision of copies and translation of documents. Each Obligor will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the relevant Obligor will provide a certified English translation prepared by a translator approved by the Agent.

11.11	“Know your customer” checks. If:

(a)	the introduction of or any change in (or the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of either Obligor or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent, the Issuing Bank or any Bank (or, in the case of paragraph (c), any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the relevant Obligor shall promptly upon the request of the Agent, the Issuing Bank or the Bank concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Bank) or the Bank concerned (for itself, or in the case of the event described in paragraph (c), any prospective new Bank) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12	CORPORATE UNDERTAKINGS

12.1	General. Each Obligor also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Banks, otherwise permit.

12.2	Maintenance of status. Each Obligor will maintain its separate corporate existence under the laws of Hong Kong.

12.3	Insurance and Ship Covenants. Each Obligor shall comply with the provisions of Clauses 13 (Insurances) and 14 (FSO Covenants) of the Loan Agreement in relation to the FSO owned by it, all of which are expressly incorporated in this Agreement with any necessary modifications including all references to Majority Lenders which shall be read and construed as a reference to the Issuing Bank.

13	PAYMENTS AND CALCULATIONS

13.1	Currency and method of payments. All payments to be made by the Banks or by the Obligors under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by the Obligors to the Agent or any Bank, to such account with such bank as the Agent may from time to time notify to the Obligors and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Obligors and the other Creditor Parties.

13.2	Payment on non-Business Day. If any payment by the Obligors under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

13.3	Basis for calculation of periodic payments. All interest, guarantee fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 365 day year.

13.4	Distribution of payments to Creditor Parties. Subject to Clauses 13.5, 13.6 and 13.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to the Issuing Bank, a Bank or the Security Trustee shall be made available by the Agent to the Issuing Bank, that Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Issuing Bank, the Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Banks generally shall be distributed by the Agent to each Bank pro rata to the amount in that category which is due to it.

13.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document to the contrary, the Agent may, before making an amount available to the Issuing Bank or a Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from the Issuing Bank or that Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require the Issuing Bank or that Bank to pay on demand.

13.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Obligors, the Issuing Bank or any Bank any sum which the Agent is expecting to receive for remittance or distribution to the Obligors, the Issuing Bank or that Bank until the Agent has satisfied itself that it has received that sum.

13.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Obligors, the Issuing Bank or a Bank, without first having received that sum, the Obligors, the Issuing Bank or the Bank concerned (as the case may be) shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

13.8	Agent may assume receipt. Clause 13.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

13.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Obligors and each Security Party under the Finance Documents and all payments of those amounts made by the Obligors and any Security Party.

13.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing all sums owing to the Agent, the Security Trustee, the Issuing Bank and each Bank from the Obligors and each Security Party under the Finance Documents and all payments of those amounts made by the Obligors and any Security Party.

13.11	Accounts prima facie evidence. If any accounts maintained under Clauses 13.9 and 13.10 show an amount to be owing by the Obligors or a Security Party to a Creditor Party, those accounts shall, in the absence of manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

14	APPLICATION OF RECEIPTS

14.1	Normal order of application. Except as any Finance Document and the provisions of the Co-ordination Deed relating to the Loan/Guarantee Finance Documents may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Agent, acting with the authorisation of the Majority Banks, may specify by notice to the Obligors, the Security Parties and the other Creditor Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Obligors, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 14.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Obligors or to any other person entitled to it.

14.2	Variation of order of application. The Agent may, with the authorisation of the Majority Banks, by notice to the Obligors, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 14.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

14.3	Notice of variation of order of application. The Agent may give notices under Clause 14.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

14.4	Appropriation rights overridden. This Clause 14 and any notice which the Agent gives under Clause 14.2 shall override any right of appropriation possessed, and any appropriation made, by the Obligors or any Security Party.

15	LOCATION OF ACCOUNT

15.1	Location of account. The Obligors shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Obligors’ Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Obligors’ Account.

16	EVENTS OF DEFAULT

16.1	Events of Default. An Event of Default occurs if:

(a)	either Obligor or any Security Party fails to pay when due or, if payable on demand, on such demand, any sum payable under a Finance Document or under any document relating to a Finance Document Provided that such failure shall not be an Event of Default if the failure to pay is due to a technical or administrative error and the payment is received within 3 Business Days of the due date or within 3 Business Days of the demand, as applicable; or

(b)	any breach occurs of Clause 9.2 or 12.2; or

(c)	(subject to any applicable grace period specified in the relevant Finance Document) any breach by either Obligor or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Banks, is capable of remedy, and such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by either Obligor or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, an Obligor or a Security Party in a Finance Document or in the Guarantee Issue Request or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person in respect of a sum, or sums aggregating, $10,000,000 or more in the case of each Obligor and $30,000,000 or more in the case of each Corporate Guarantor or the equivalent in another currency:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Banks, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 in the case of either Obligor and $30,000,000 in the case of each Corporate Guarantor or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, is made by a Relevant Person, or by directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person;

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Obligors or the Corporate Guarantors which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Banks and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Banks is similar to any of the foregoing; or

(h)	an Obligor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Banks, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for an Obligor or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Banks consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any provision which the Majority Banks acting reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(k)	the security constituted by a Finance Document is materially imperilled or in jeopardy;

(l)	any event of default occurs and is continuing under the Loan Agreement; or

(m)	any event or circumstance occurs which the Majority Banks determine has, or could reasonably be expected to have, a material adverse effect:

(i)	on the ability of an Obligor or a Corporate Guarantor to perform its obligations under the Finance Documents; or

(ii)	on the property, assets, nature of assets, operations liability or condition (financial or otherwise) of an Obligor or a Corporate Guarantor.

16.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Banks, the Agent shall:

(i)	serve on the Obligors a notice stating that the Commitments and all other obligations of the Issuing Bank and each Bank to the Obligors under this Agreement are cancelled and requiring the Obligors to pay to the Agent the amount due under Clause 6.7; and/or

(ii)	serve on the Obligors a notice stating that all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Issuing Bank and/or the Banks are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Banks, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Issuing Bank and/or the Banks are entitled to take under any Finance Document or any applicable law.

16.3	Termination of Commitments. On the service of a notice under Clause 16.2(a)(i), the Commitments and all other obligations of the Issuing Bank and each Bank to the Obligors under this Agreement shall be cancelled and the amount specified in Clause 6.7 shall become immediately due and payable.

16.4	Acceleration of liabilities. On the service of a notice under Clause 16.2(a)(ii), all amounts accrued or owing from the Obligors or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

16.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 16.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 16.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

16.6	Notification of Creditor Parties and Security Parties. The Agent shall send to the Issuing Bank, each Bank, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Obligors under Clause 16.2; but the notice shall become effective when it is served on the Obligors, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Obligors or any Security Party with any form of claim or defence.

16.7	Banks’ rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Banks under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 2.1.

16.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Obligors or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

16.9	Relevant Persons. In this Clause 16, a “Relevant Person” means each Obligor and the Corporate Guarantors.

16.10	Interpretation. In Clause 16.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 16.1(g) “petition” includes an application.

17	FEES AND EXPENSES

17.1	Guarantee, arrangement fees. The Obligors shall pay to the Agent:

(a)	quarterly in advance during the period from (and including) the Guarantee Issue Date for each Guarantee to the Termination Date (and on the Termination Date), for the account of the Banks, a guarantee fee in respect of each Guarantee equal to 1.15 per cent per annum of the relevant Outstanding Guarantee Amount from time to time for distribution among the Banks pro rata to their Current Percentage;

(b)	on the date of this Agreement, an arrangement fee of $325,000 for distribution among the Banks in the proportions agreed by the Agent and the Banks; and

(c)	quarterly in arrears during the period from (and including) 20 November 2008 to and including the Guarantee Issue Date for the second Guarantee, a commitment fee calculated in relation to the Total Available Commitments in effect from time to time, at the rate of 0.50 per cent per annum on the Total Available Commitments for distribution among the Banks pro rata to their Current Percentage.

17.2	Costs of negotiation, preparation etc. The Obligors shall pay to the Agent on its demand the amount of all reasonable expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

17.3	Costs of variations, amendments, enforcement etc. The Obligors shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Issuing Bank, the Banks, the Majority Banks or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)	any step taken by the Issuing Bank or the Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

17.4	Documentary taxes. The Obligors shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Obligors to pay such a tax.

17.5	Financial Services Authority fees. The Obligors shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amounts which the Agent from time to time notifies the Obligors that a Creditor Party has notified the Agent to be necessary to compensate it for the cost attributable to its Commitment and/or the issue of any Guarantee resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to contingent liabilities under any Guarantee.

17.6	Certification of amounts. In the absence of manifest error, a notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 17 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

18	INDEMNITIES

18.1	Indemnities regarding issue of Guarantees. Without prejudice to the Obligors’ indemnity contained in Clause 6, the Obligors shall fully indemnify the Agent, the Issuing Bank and each Bank on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Guarantee not being issued on the date specified in the Guarantee Issue Request for any reason other than a default by the Creditor Party claiming the indemnity;

(b)	any failure (for whatever reason) by the Obligors to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Obligors on the amount concerned under Clause 8);

(c)	the occurrence of an Event of Default or a Potential Event of Default;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

18.2	Breakage costs. Without limiting its generality, Clause 18.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Bank in liquidating or employing deposits from third parties acquired or arranged to fund or maintain any overdue amount.

18.3	Miscellaneous indemnities. The Obligors shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

18.4	Currency indemnity. If any sum due from the Obligors or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a

Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Obligors or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Obligors shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 18.4 “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 18.4 creates a separate liability of the Obligors which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

18.5	Certification of amounts. In the absence of manifest error, a notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 18 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

18.6	Sums deemed due to a Bank. For the purposes of this Clause 18, a sum payable by the Obligors to the Agent or the Security Trustee for distribution to the Issuing Bank or a Bank shall be treated as a sum due to the Issuing Bank or that Bank (as the case may be).

19	NO SET-OFF OR TAX DEDUCTION

19.1	No deductions. All amounts due from an Obligor under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which that Obligor is required by law to make.

19.2	Grossing-up for taxes. If an Obligor is required by law to make a tax deduction from any payment:

(a)	that Obligor shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Obligor shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

19.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Obligor concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

19.4	Tax credit. A Creditor Party which has obtained (and has derived full use and benefit, on an affiliated group basis from) a repayment or credit in respect of tax on account of which an Obligor has made an increased payment under Clause 19.2 shall pay to that Obligor a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from that Obligor in respect of which that Obligor made the increased payment Provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 19.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 19.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the relevant Obligor had not been required to make a tax deduction from a payment;

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 19.4 shall be conclusive and binding on the Obligors and the other Creditor Parties;

(e)	nothing in this Clause 19.4 shall oblige any Creditor Party to disclose to any information relating to its affairs (tax or otherwise) or those of its ultimate payment company (or any subsidiary thereof) or any computations in respect of tax; and

(f)	the Creditor Party’s tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.

19.5	Exclusion of tax on overall net income. In this Clause 19 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

20	ILLEGALITY, ETC.

20.1	Illegality. This Clause 20 applies if a Bank (the “Notifying Bank”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Bank to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

20.2	Notification of illegality. The Agent shall promptly notify the Obligors, the Security Parties, the Security Trustee, the Issuing Bank and the other Banks of the notice under Clause 20.1 which the Agent receives from the Notifying Bank.

20.3	Effect of illegality. On the Agent notifying the Obligors under Clause 20.2:

(a)	the Notifying Bank’s Available Commitment shall terminate;

(b)	the Obligors shall use their best endeavours to procure the prompt cancellation of the Outstandings of the Notifying Bank; and

(c)	thereupon or, if later, on the date specified in the Notifying Bank’s notice under Clause 20.1 as the date on which the notified event would become effective the Obligors shall pay to the Agent the amount due under Clause 6.7.

20.4	Mitigation. If circumstances arise which would result in a notification under Clause 20.1 then, without in any way limiting the rights of the Notifying Bank under Clause 20.3, the Notifying Bank shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Bank shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

21	INCREASED COSTS

21.1	Increased costs. This Clause 21 applies if the Issuing Bank or a Bank (the “Notifying Bank”) notifies the Agent that the Notifying Bank considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Bank’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Bank allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Bank (or a parent company of it) has incurred or will incur an “increased cost”.

21.2	Meaning of “increased costs”. In this Clause 21, “increased costs” means in relation to a Notifying Bank:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Bank having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of maintaining its Commitment or Outstandings or performing its obligations under this Agreement, or of having outstanding all or any part of its Outstandings or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Notifying Bank under this Agreement or in the effective return which such a payment represents to the Notifying Bank or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any part of the Notifying Bank’s Outstandings or other unpaid sums or (as the case may require) the proportion of that cost attributable to the Outstandings or other unpaid sums; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Bank under this Agreement;

(e)	but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Bank (or a parent company of it) or an item covered by the indemnity for tax in Clause 18.1 or by Clause 19 or an item arising directly out of the implementation or application of or a compliance with the “International Convergence of Capital Measurement and Capital Standards”, a “Revised Framework” published by the Basle Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 21.2 the Notifying Bank may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

21.3	Notification to Obligors of claim for increased costs. The Agent shall promptly notify the Obligors and the Security Parties of the notice which the Agent received from the Notifying Bank under Clause 21.1.

21.4	Payment of increased costs. The Obligors shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Bank the amounts which the Agent from time to time notifies the Obligors that the Notifying Bank has specified to be necessary to compensate the Notifying Bank for the increased cost.

21.5	Notice of cancellation. If the Obligors are not willing to continue to compensate any Notifying Bank for the increased cost under Clause 21.4, the Obligors may give the Agent not less than 14 days’ notice of its intention to cancel the Notifying Bank’s Available Commitment and procure the cancellation of the Notifying Bank’s Outstandings.

21.6	Cancellation. A notice under Clause 21.5 shall be irrevocable; the Agent shall promptly notify the Notifying Bank of the Obligors’ notice of intended cancellation; and:

(a)	on the date on which the Agent serves that notice, the Available Commitment of the Notifying Bank shall be cancelled;

(b)	the Obligors shall procure the cancellation of the Outstandings of the Notifying Bank on the date specified in its notice of intended cancellation; and

(c)	on the date specified in its notice of intended cancellation, the Obligors shall pay to the Agent the amount due under Clause 6.7.

22	SET-OFF

22.1	Application of credit balances. Each Creditor Party may, after the occurrence of an Event of Default which is continuing, without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of either Obligor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Obligors to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of each Obligor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned reasonably considers appropriate.

22.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 22.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

22.3	Sums deemed due to a Bank. For the purposes of this Clause 22, a sum payable by the Obligors to the Agent or the Security Trustee for distribution to, or for the account of, a Bank shall be treated as a sum due to that Bank; and each Bank’s proportion of a sum so payable for distribution to, or for the account of, the Banks shall be treated as a sum due to such Bank.

22.4	No Security Interest. This Clause 22 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Obligors.

23	TRANSFERS AND CHANGES IN BOOKING OFFICES

23.1	Transfer by Obligors. No Obligor may, without the consent of the Agent, given on the instructions of all the Banks, transfer any of its rights, liabilities or obligations under any Finance Document.

23.2	Transfer by Banks. Any Bank may transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents:

(a)	subject to the prior consent of the Issuing Bank; and

(b)	with the prior written consent of the Obligors (not to be unreasonably withheld or delayed) or without the consent of the Obligors if an Event of Default or Potential Event of Default has occurred and is continuing,

Provided that a Bank may make such transfer to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Obligors.

23.3	Rights of transferee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect transferee of any of a Bank’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that transferee as a result of the breach or misrepresentation, irrespective of whether that Bank would have incurred a loss of that kind or amount.

23.4	Sub-participation; subrogation assignment. A Bank may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Obligors, any Security Party, the Issuing Bank, the Agent or the Security Trustee; and the Banks may assign, in any manner and terms agreed by the Issuing Bank, the Majority Banks, the Issuing Bank, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

23.5	Disclosure of information. A Bank may disclose to a potential transferee Bank or sub-participant any information which the Bank has received in relation to the Obligors, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

23.6	Change of booking office. A Bank may change its booking office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

23.7	Notification. On receiving such a notice, the Agent shall notify the Obligors and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Bank is acting through the booking office of which the Agent last had notice.

23.8	Replacement of Reference Bank. If any Reference Bank ceases to be a Bank or is unable on a continuing basis to supply quotations for the purposes of Clause 8 then, unless the Obligors, the Agent and the Majority Banks otherwise agree, the Agent, acting on the instructions of the Majority Banks, and after consulting the Obligors, shall appoint another bank (whether or not a Bank) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

23.9	Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office. If:

(a)	a Bank assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 23.2 or changes its booking office; and

(b)	as a result of circumstances existing at the date of assignment, transfer or change occurs the Obligors would be obliged to make a payment to the transferee Bank or Bank acting through its new booking office under Clause 18.1 in respect of any tax, Clause 21 or Clause 22, then the transferee Bank or the Bank acting through its new booking office is only entitled to receive payment under those Clauses to the same extent as the transferor Bank or the Bank acting through its previous booking office would have been if the assignment, transfer or change had not occurred.

24	VARIATIONS AND WAIVERS

24.1	Variations, waivers etc. by Majority Banks. Subject to Clause 24.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Obligors, by the Agent on behalf of the Majority Banks, by the Issuing Bank, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

24.2	Variations, waivers etc. requiring agreement of all Banks. However, as regards the following, Clause 24.1 applies as if the words “by the Agent on behalf of the Majority Banks” were replaced by the words “by or on behalf of every Bank”:

(a)	a change in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of any other sum payable under this Agreement;

(c)	an increase in the Total Commitments;

(d)	an extension of the Availability Period;

(e)	a change to the definition of “Majority Banks” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5, 6, 7, 8, 15 or 27;

(g)	a change to this Clause 24;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Bank’s consent is required.

24.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 24.1 and 24.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by an Obligor or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

25	NOTICES

25.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

25.2	Addresses for communications. A notice by letter or fax shall be sent:

(a) to the Obligors:	De Gerlachekaai 20
2000 Antwerp 1
Belgium

Fax No: +32 32 47 44 09
Attn: Finance Director

- and -

Overseas Shipholding Group, Inc.
666 Third Avenue, New York
New York, USA

Fax No: +212 578 1670
Attn: Vice President Corporate Finance

(b) to the Issuing Bank:	c/o Middelthunsgate 17 PO Box 1166 Sentrum 0107 Oslo, Norway

Guarantee administration matters Fax No: +47 22 48 69 36 Attn: Trade Finance

(c) to a Bank:	At the address below its name in Schedule 1

(d) to the Agent	Middelthunsgate 17 PO Box 1166 Sentrum 0107 Oslo, Norway

Loan administration matters Fax No: +47 22 48 69 36 Attn: Trade Finance

Credit matters Fax No +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services

(e) to the Security Trustee:	Bijlmerplein 888 1102 MG Amsterdam The Netherlands

PO Box 1800 1000 BV Amsterdam The Netherlands

Fax No: +31 20 5658226 Attn: Reina Kroon

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Obligors, the Banks and the Security Parties.

25.3	Effective date of notices. Subject to Clauses 25.4 and 25.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

25.4	Service outside business hours. If under Clause 25.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 25.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

25.5	Illegible notices. Clauses 25.3 and 25.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

25.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

25.7	Electronic Communication. Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

25.8	English language. Any notice under or in connection with a Finance Document shall be in English.

25.9	Meaning of “notice”. In this Clause 25, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

26	JOINT AND SEVERAL LIABILITY

26.1	General. All liabilities and obligations of the Obligors under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 26.2, joint.

26.2	No impairment of Obligor’s obligations. The liabilities and obligations of an Obligor shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Obligor;

(b)	any Bank or the Issuing Bank entering into any rescheduling, refinancing or other arrangement of any kind with any other Obligor;

(c)	any Bank or the Issuing Bank releasing any other Obligor or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

26.3	Principal debtors. Each Obligor declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Obligor shall in any circumstances be construed to be a surety for the obligations of the other Obligor under this Agreement.

26.4	Subordination. Subject to Clause 26.5, during the Security Period, neither Obligor shall:

(a)	claim any amount which may be due to it from the other Obligor whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Obligor for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Obligor; or

(c)	set off such an amount against any sum due from it to the other Obligor; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Obligor or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

26.5	Obligors’ required action. If during the Security Period, any Bank or the Issuing Bank, by notice to an Obligor, requires it to take any action referred to in paragraphs (a) to (d) of Clause 26.4, in relation to the other Obligor, that Obligor shall take that action as soon as practicable after receiving the Issuer’s notice.

27	SUPPLEMENTAL

27.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

27.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

27.3	Counterparts. A Finance Document may be executed in any number of counterparts.

27.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

28	LAW AND JURISDICTION

28.1	English law. This Agreement is governed by, and construed in accordance with, English law.

28.2	Exclusive English jurisdiction. Subject to Clause 28.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

28.3	Choice of forum for the exclusive benefit of Creditor Parties. Clause 28.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Obligor shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

28.4	Process agent. Each Obligor irrevocably appoints Euronav (UK) Agencies Ltd. at its registered office for the time being, presently at Moreau House, 3 Floor, 116 Brompton Road, London SW3 1JJ, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

28.5	Creditor Party rights unaffected. Nothing in this Clause 28 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

28.6	Meaning of “proceedings”. In this Clause 28, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

BANKS AND COMMITMENTS

Bank	Booking Office	Commitment (US Dollars)

Nordea Bank Finland plc	Aleksanterinkatu 36 (FIN-00020 NORDEA) 00100 Helsinki Finland	$50,000,000

SCHEDULE 2

GUARANTEE ISSUE REQUEST

To:	Nordea Bank Norge ASA

Middelthunsgate 17

PO Box 1166, Sentrum

Oslo, Norway

Attention: Loans Administration	[—] 2009

GUARANTEE ISSUE REQUEST

1	We refer to the facility agreement (the “Facility Agreement”) dated [—] 2009 and made between ourselves, as Obligors, the Banks referred to therein, Nordea Bank Finland plc as Issuing Bank and yourselves as Agent and ING Bank N.V. as Security Trustee in connection with a guarantee facility of up to US$50,000,000. Terms defined in the Facility Agreement have the meanings given to them in the Facility Agreement when used in this Drawdown Notice.

2	We request the issue of the Guarantee in the form attached as follows:-

(a)	Amount of Guarantee: US$25,000,000 in relation to TI [Asia/Africa] Limited;

(b)	Guarantee Issue Date: [—]; and

(c)	Delivery Instructions: [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Facility Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the issue of the Guarantee.

4	This notice cannot be revoked without the prior consent of the Majority Banks.

[Name of Signatory]

Director

for and on behalf of

TI AFRICA LIMITED

TI ASIA LIMITED

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1.

1	A duly executed original of each Finance Document and of each document required to be delivered by each Finance Document other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of the Obligors and each Security Party.

3	Copies of resolutions of the directors (and, if required, for the provision of the legal opinions as referred to in paragraph 9, shareholders) of the Obligors and each Security Party authorising the execution of each of the Finance Documents to which the Obligors or that Security Party is a party and, in the case of the Obligors, authorising named directors or officers to make the Guarantee Issue Request.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Obligors or a Security Party.

5	Copies of all consents which the Obligors or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Obligors’ Account.

7	A copy of the joint venture agreement between Euronav and OSG in relation to the Obligors (or, if this has not been entered into by the Guarantee Issue Date, the Obligors shall provide this to the Agent promptly after it is entered into).

8	Documentary evidence that the agent for service of process named in Clause 28.4 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Hong Kong, Belgium and Delaware and such other relevant jurisdictions as the Agent may require.

10	Receipt of all documentation required by any Creditor Party in respect of the Obligors or any Security Party pursuant to that Creditor Party’s “Know your client” requirements.

11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3 and 7 and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Obligors.

PART B

The following are the documents referred to in Clause 9.1(b) required before the Guarantee Issue Date for the relevant FSO. The “FSO” in this Part B, means the particular FSO to which the Guarantee concerned relates,

1	A duly executed original of the Mortgage, the General Assignment, the Post Conversion Service Contract Assignment in relation to the FSO (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the FSO is definitively and permanently registered in the name of the relevant Obligor under Marshall Islands flag;

(b)	the FSO has been accepted by Maersk Oil Qatar AS, in accordance with the Service Contract dated 31 March 2008 for that FSO including a certified copy of the signed Notice of Readiness (as defined in the Service Contract);

(c)	the FSO is in the absolute and unencumbered ownership of the relevant Obligor, save as contemplated by the Loan/Guarantee Finance Documents;

(d)	the FSO maintains the classification referred to in Clause 14.3 of the Loan Agreement free of all overdue recommendations and conditions of such classification society;

(e)	all applicable requirements of any regulatory authority, and all consents, authorisations, licences, approvals and permits required, in connection with the FSO have been obtained in relation to the Project (as defined in the Loan Agreement) and complied with and the relevant Obligor is not in breach of any of its obligations under any agreements which it has entered into in relation to the Project in respect of the FSO (which can be confirmed in a certificate supplied by the Obligors);

(f)	the Mortgage (executed by the relevant Obligor) has been duly registered on Marshall Islands flag (or such other flag as the Agent may agree) as a valid first preferred ship mortgage in accordance with the laws of the Marshall Islands (or such other jurisdiction as may be agreed); and

(g)	the FSO is insured in accordance with the provisions of the Loan Agreement and all requirements therein in respect of insurances have been complied with.

3	Evidence of the expiry of pre-delivery guarantee issued in relation to the relevant Obligor (being Pre-delivery Guarantee 401-02-0148211-X issued on 7 April 2008 (as amended on 25 April 2008) for TI Africa Limited and Pre-delivery Guarantee 401-02-0148211-X issued on 7 April 2008 (as amended on 25 April 2008) for TI Asia Limited).

4	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Marshall Islands, Hong Kong and Belgium (as the case may be) and such other relevant jurisdictions as the Agent may require.

5	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for FSO as the Agent may require.

6	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

SCHEDULE 4

FORM OF GUARANTEE

Operating Period Guarantee

To:	Maersk Oil Qatar AS

P.O. Box 22050

Doha

QATAR

Date [    ]

We refer to Contract No. C-01385 (the “Contract”) between Maersk Oil Qatar AS (the “Company”) and [Contractor] (the “Contractor”) for the supply, operation and maintenance of a Floating Storage and Offloading facility for the Al Shaheen Field. All terms defined in the Contract shall have the same meaning when used in this guarantee.

1.	We [the Bank] (the “Guarantor”) do hereby unconditionally and irrevocably guarantee, as primary obligor, the payment to the Company on demand in respect of any amount due by the Contractor to the Company under the Contract the sum of twenty five million United States Dollars (US$25,000,000).

1.1	Any demand under this guarantee must be accompanied by a statement signed by the Company that the Contractor has failed to meet its obligations under the Contract. Such statement shall be accepted by us as conclusive evidence of the Contractor’s failure aforesaid and that the amount specified in the demand is due to the Company under this guarantee.

1.2	The Company may make more than one demand hereunder, provided that our aggregate liability shall not exceed the limit specified above.

2.	This Guarantee is an unconditional, irrevocable and on demand guarantee and our liability to pay under this Guarantee shall arise immediately upon our receipt of a written demand from the Company irrespective of whether or not there is any dispute between the Contractor and the Company in respect of any matter whatsoever and irrespective of whether any such dispute has been settled, resolved, litigated and/or adjudicated upon otherwise howsoever.

3.	A written demand made by the Company shall, as between the Company and ourselves, be conclusive evidence of the amount due and owing to the Company from the Contractor and, without prejudice to the provisions of this Guarantee, we shall effect payment to the Company immediately after our receipt of such demand.

4.	This Guarantee shall not be discharged or prejudiced by any time or concession given by the Company to the Contractor or any third party or by anything which the Company may do or omit to do or by any other dealing or thing which, but for this provision, might operate to discharge us from liability.

5.	This Guarantee shall be effective from [ ] (expected Provisional Delivery Date) and shall remain valid and binding and in force until ninety (90) days after the expiry of the Contract Period (the “Expiry Date”). All claims if any in respect of this Guarantee must be made in writing and received by us at any time within three (3) months after the Expiry Date.

6.	This Guarantee shall be governed by and construed in accordance with English law and we irrevocably submit to the jurisdiction of the English Courts in all matters arising out of this Guarantee.

Executed as a deed and delivered on the date appearing at the beginning of this Deed.

Executed as a deed by [Bank]	)
and signed by	)
[authorised signatory(ies)]	)
being [a] person[s] who	)
in accordance with the law of	)
[territory or incorporation] are acting	)
under the authority of the company	)

EXECUTION PAGES

THE OBLIGORS

SIGNED by	)
)
for and on behalf of	)
TI AFRICA LIMITED	)

in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
TI ASIA LIMITED	)

in the presence of:	)

THE BANKS

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK FINLAND PLC	)
in the presence of:	)
Sarah Lunn Watson, Farley & Williams LLP

15 Appold Street
London EC2A 2HB

THE ISSUING BANK

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK FINLAND PLC	)
in the presence of:	)

Sarah Lunn Watson, Farley & Williams LLP 15 Appold Street London EC2A 2HB

Simon Petch Attorney-in-Fact

Simon Petch
Attorney-in-Fact

THE AGENT

SIGNED by	)
)
for and on behalf of	)
NORDEA BANK NORGE ASA	)
in the presence of:	)

Sarah Lunn Watson, Farley & Williams LLP 15 Appold Street London EC2A 2HB

THE SECURITY TRUSTEE

SIGNED by	)
)
for and on behalf of	)
ING BANK N.V.	)
in the presence of:	)

Sarah Lunn Watson, Farley & Williams LLP 15 Appold Street London EC2A 2HB

Simon Petch
Attorney-in-Fact

Simon Petch
Attomey-in-Fact